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                                                                    EXHIBIT 99.2




FOR IMMEDIATE RELEASE    Contact:   Harvey A. Wagner
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (404) 262-8528
                                    Media:  Marcia H. Scott
                                    Vice President Communications
                                    (404) 262-8462

PREMIERE TECHNOLOGIES ADOPTS SHAREHOLDER RIGHTS PLAN
----------------------------------------------------

     ATLANTA, JUNE 23, 1998 -- Premiere Technologies, Inc. (NASDAQ: PTEK; www.premtek.com) today announced that the company's Board of Directors has adopted a shareholder rights plan designed to enhance the ability of all shareholders to realize the long-term value of their investment in the company.

     Such plans have been adopted by a significant number of public corporations in recent years. The company emphasized that the adoption of the plan was not in response to any actual or anticipated acquisition proposals.

     The rights plan provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the company held of record as of the close of business on July 6, 1998. The rights will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the company's common stock, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 15 percent or more of the company's common stock.

     If the rights are triggered, then each right not owned by the person or group entitles its holder to purchase shares of company common stock at the right's then current exercise price (or, in certain circumstances as determined by the company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price of $60.00.

     Details of the plan will be outlined in a letter to be mailed to all shareholders of record at the close of business on July 6, 1998.

     Atlanta-based Premiere Technologies, Inc. is a leading provider of the enhanced communications services that business professionals rely on every day. The Company does this by integrating the Internet with voice mail, fax, e-mail, conference calling and mobile communications. Premiere is the first single-source provider and integrator of all of these communications services through both the Internet and the telephone.
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     Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Premiere's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in Premiere's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.